Exhibit 99.1

For Immediate Release

Contact:

Inspire Pharmaceuticals, Inc.

Mary Bennett

Executive Vice President,

Operations and Communications

(919) 941-9777 Extension 245

INSPIRE ADDS INDUSTRY EXPERT, ALAN F. HOLMER, TO BOARD OF DIRECTORS

DURHAM, NC – June 13, 2005 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the election of Alan F. Holmer to Inspire’s Board of Directors, effective June 10, 2005.

Mr. Holmer was elected by Inspire’s Board of Directors to fill a vacancy on Inspire’s Board and will serve the final year of a three-year term that will expire at Inspire’s 2006 annual meeting of stockholders. Mr. Holmer will also serve as a member of the Corporate Governance and Compensation Committees of Inspire’s Board. With this announcement, Inspire’s seven-member Board is now comprised of six members, and Inspire is actively seeking an additional Board member to fill the remaining vacancy.

Mr. Holmer, age 55, recently retired as President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America (PhRMA), where he spent nearly ten years leading this well-known organization that represents the interests of leading pharmaceutical and biotechnology companies. In addition to his pharmaceutical industry experience, Mr. Holmer has significant expertise in dealing with legal, international trade and governmental issues, having held various positions within the Office of the U.S. Trade Representative, the Commerce Department and the White House, including serving as Deputy U.S. Trade Representative with rank of Ambassador. Mr. Holmer also served as a partner at the international law firm, Sidley & Austin (now Sidley Austin Brown & Wood LLP), and as an associate at Steptoe & Johnson LLP. Mr. Holmer serves on the boards of several organizations, including the Board of Trustees of the Metropolitan Washington, D.C. Chapter of the Cystic Fibrosis Foundation. Mr. Holmer received an A.B. degree from Princeton University and a J.D. from Georgetown University.

Kenneth B. Lee, Jr., Inspire’s Chairman, stated, “Alan Holmer brings a tremendous breadth of industry and government expertise to Inspire’s Board of Directors. We expect that Alan’s knowledge of the issues and relationships within the global pharmaceutical industry will be very valuable in helping to guide Inspire’s strategic direction. Alan is passionate about helping biopharmaceutical companies, like Inspire, to find treatments for devastating diseases such as cystic fibrosis. With his tremendous experience, energy and commitment, Alan is an outstanding addition to the Inspire Board.”

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire’s U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire’s partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. There can be no assurance that Inspire will be able to identify and elect a qualified candidate to fill the remaining vacancy. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797